Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OWENS & MINOR, INC.,

MONGOOSE MERGER SUB INC.

and

MEDICAL ACTION INDUSTRIES INC.

June 24, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

THE MERGER

Section 1.1	The Merger; Effective Time of the Merger	1
Section 1.2	Closing	1
Section 1.3	Effect of the Merger	2
Section 1.4	Certificate of Incorporation and Bylaws	2
Section 1.5	Directors and Officers	2

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

Section 2.1	Effect of the Merger on Capital Stock	2
Section 2.2	Appraisal Rights	3
Section 2.3	Treatment of Company Stock Options	4
Section 2.4	Treatment of Restricted Company Common Stock	4
Section 2.5	Payment for Securities	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company	7
Section 3.2	Representations and Warranties of Parent and Merger Sub	27

ARTICLE IV

	COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.1	Conduct of Business by the Company Pending the Merger	30
Section 4.2	No Solicitation	33

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1	Preparation of Proxy Statement	36
Section 5.2	Access to Information	36
Section 5.3	Stockholders’ Meeting	37
Section 5.4	HSR and Other Approvals	38

i

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	4.2(f)
Adverse Recommendation Change	5.3
Affiliate	3.1(w)(i)
Agreement	Preamble
Antitrust Authority	5.4(b)
Antitrust Laws	5.4(b)
Appraisal Shares	2.2
Board	3.1(d)(ii)
Book-Entry Shares	2.5(b)(iii)
Business Day	1.2
Certificates	2.5(b)(i)
Certificate of Merger	1.1
Closing	1.2
Closing Date	1.2
CMS	3.1(z)
Code	3.1(l)(iv)
Company	Preamble
Company Bylaws	3.1(a)
Company Certificate of Incorporation	3.1(a)
Company Common Stock	2.1(b)(i)
Company Contracts	3.1(v)
Company Disclosure Schedule	3.1
Company Employees	5.5(a)
Company Intellectual Property	3.1(o)
Company Litigation	3.1(k)
Company Material Adverse Effect	3.1(a)
Company Permits	3.1(j)
Company Preferred Stock	3.1(b)
Company Recommendation	5.3
Company Restricted Share	2.4
Company SEC Documents	3.1(e)(i)
Company Stock Option	2.3
Company Stock Plans	2.3
Confidentiality Agreement	5.2
DGCL	1.1
DHHS	3.1(z)
Divestiture Action	5.4(c)
Effective Time	1.1
Employee Benefit Plan	3.1(m)(i)
Employment Loss List	5.5(f)

Definition	Section
Encumbrances	3.1(b)
Environmental Laws	3.1(q)(i)(A)
ERISA	3.1(m)(i)
Exchange Act	3.1(d)(iv)
Existing Credit Facilities	5.13
FDA	3.1(z)
GAAP	3.1(e)(ii)
Governmental Entity	3.1(d)(iii)
Governmental Official	3.1(x)(ii)
Hazardous Materials	3.1(q)(i)(B)
HSR Act	3.1(d)(iv)
Indemnified Liabilities	5.6(a)
Indemnified Persons	5.6(a)
Knowledge	3.1(j)
Letter of Transmittal	2.5(b)(i)
Merger	Recitals
Merger Consideration	2.1(b)(i)
Merger Sub	Preamble
Option Consideration	2.3
Parent	Preamble
Parent Disclosure Schedule	3.2
Parent Material Adverse Effect	3.2(a)
Parent Parties	7.3(f)
Parties	Preamble
Paying Agent	2.5(a)
Payment Fund	2.5(a)
PBGC	3.1(m)(iii)
Permitted Encumbrances	3.1(p)(i)
Person	2.5(b)(ii)
Premerger Notification Rules	5.4(b)
Proxy Materials	5.3
Proxy Statement	3.1(d)(iv)
Real Property	3.1(p)(ii)
Release	3.1(q)(i)(C)
Representatives	5.2
Requisite Stockholder Vote	3.1(d)(i)
SEC	3.1(e)(i)
Section 203	3.1(w)
Securities Act	3.1(e)(i)
Structures	3.1(p)(iii)
Subsidiary	3.1(a)
Superior Proposal	4.2(f)

Definition	Section
Surviving Corporation	1.3
Taxes	3.1(l)(viii)
Tax Returns	3.1(l)(viii)
Terminable Breach	7.1(b)(iii)
Termination Date	7.1(b)(ii)
Termination Fee	7.3(b)
Voting Agreement	Preamble
Voting Debt	3.1(b)
Warn Act	3.1(n)(vi)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2014 (this “Agreement”), by and among Owens & Minor, Inc., a Virginia corporation (“Parent”), Mongoose Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Medical Action Industries Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “Parties”).

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have each approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as the surviving corporation and a wholly-owned subsidiary of Parent, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, a certain stockholder of the Company is entering into an agreement with Parent (the “Voting Agreement”) pursuant to which, subject to the terms thereof, such stockholder has agreed, among other things, to vote its shares of Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company each desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Parent, in accordance with provisions of the General Corporation Law of the State of Delaware (the “DGCL”). At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., New York, New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with this Agreement on the Closing Date), at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, New York, New York, unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”). “Business Day” means any day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.

Section 1.3 Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended, subject to Section 5.6(b), in accordance with their respective terms and applicable law.

Section 1.5 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Person or any holder of any securities of any Person:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article II, each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in clauses (ii) and (iii) of this Section 2.1(b) and any Appraisal Shares) shall be converted only into the right to receive $13.80 in cash payable to the holder thereof, without interest thereon (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist (subject to the right to receive Merger Consideration as described herein). Each holder of a Certificate previously representing any such shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, to be paid in consideration thereof upon the surrender of such Certificates in accordance with Section 2.5, in the case of certificated shares, and automatically, in the case of Book-Entry Shares.

(ii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

(iii) All shares of Company Common Stock held by any Subsidiary of any of Parent, Merger Sub or the Company shall remain outstanding following the Effective Time and no Merger Consideration shall be delivered with respect to such shares of Company Common Stock.

(c) Impact of Stock Splits, etc. In the event of any change in the number of outstanding shares of Company Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock as provided in this Agreement shall be appropriately adjusted to reflect such change.

Section 2.2 Appraisal Rights. Notwithstanding anything to the contrary (but subject to this Section 2.2), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who has not voted in favor of or consented to the Merger and who is entitled to demand and has properly demanded to be paid fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(b), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and provide Parent with the opportunity to reasonably participate in all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned) make any payment with respect to, or settle or offer to settle, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights with respect to any such demands.

Section 2.3 Treatment of Company Stock Options. Each of Parent and the Company shall take all such actions as are reasonably necessary, to cause at the Effective Time each option for the purchase of Company Common Stock (“Company Stock Option”) then outstanding, whether or not exercisable, whether under the Company’s 1994 Stock Incentive Plan, 1989 Non-Qualified Stock Option Plan or 1996 Non-Employee Director Stock Option Plan (together, the “Company Stock Plans”) or otherwise, to become fully exercisable (if not then fully exercisable), and such options shall thereafter represent only the right to receive the following consideration: for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the excess, if any, of (i) the Merger Consideration payable in respect of a share of Company Common Stock over (ii) the per share exercise price of such Company Stock Option (such amount in cash as described above, the “Option Consideration”). Each Company Stock Option with a per share exercise price in excess of the Merger Consideration payable in respect of a share of Company Common Stock shall be cancelled without consideration. The actions described in the preceding sentence shall occur at the Effective Time without any action on the part of Merger Sub, Parent or any of their respective stockholders. For the avoidance of doubt, the Board or applicable committee administering each Company Stock Plan shall use their interpretative authority pursuant to the Company Stock Plans to allow for, and adopt any resolutions reasonably necessary to effectuate, the foregoing. Parent shall, or shall cause the Surviving Corporation to, pay the Option Consideration to the holders of Company Stock Options as soon as practicable (and no later than thirty (30) days) following the Closing Date.

Section 2.4 Treatment of Restricted Company Common Stock. Immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock issued pursuant to the Company Stock Plans (a “Company Restricted Share”) shall immediately lapse, and, at the Effective Time, each share of such Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with the terms hereof. For the avoidance of doubt, the Board or applicable committee administering each Company Stock Plan shall use their interpretative authority pursuant to the Company Stock Plans to allow for, and adopt any resolutions reasonably necessary to effectuate, the foregoing.

Section 2.5 Payment for Securities.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article II. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the former holders of shares of Company Common Stock, for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1, in each case, out of the Payment Fund. The

Payment Fund shall be invested as reasonably directed by Parent. If for any reason (including losses) the Payment Fund is inadequate to pay any of the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1, Parent shall cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for prompt payment thereof. The Payment Fund shall not be used for any other purpose other than to fund payments due pursuant to Section 2.1. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares for the Merger Consideration and the surrender of Company Stock Options for the Option Consideration. Any interest or other income resulting from investment of the Payment Fund shall be payable to the Surviving Corporation or its designee, as the Surviving Corporation directs.

(b) Payment Procedures.

(i) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration set forth in Section 2.1(b)(i).

(ii) Upon surrender to the Paying Agent of a Certificate, together with the Letter of Transmittal, completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive (and Parent shall cause the Paying Agent to promptly deliver to such holder) in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and such Certificate shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates. If payment of the Merger Consideration is to be made to an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity (excluding a Governmental Entity, “Person”), other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.5(b)(ii), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II.

(iii) Notwithstanding anything to the contrary contained in this Agreement (A) any holder of shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II and (B) Parent shall cause the Paying Agent to promptly deliver to each holder of a Book-Entry Share the Merger Consideration for each of such holder’s Book-Entry Shares.

(c) Termination of Rights. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. After the close of business on the date of the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than certificates evidencing shares described in clause (ii) of Section 2.1(b)) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates as provided in this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former stockholders or optionholders of the Company on the first anniversary of the date on which the Effective Time occurs shall be delivered to the Surviving Corporation, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of any such amounts.

(e) No Liability. Neither the Surviving Corporation nor Parent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares described in clause (ii) of Section 2.1(b)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article II.

(g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Except (i) as set forth on the disclosure schedule dated as of the date hereof and delivered by the Company to Parent and Merger Sub on or prior to the date hereof (the “Company Disclosure Schedule”) and (ii) as disclosed in the Company SEC Documents filed by the Company since June 13, 2013 (but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section that constitutes a forward-looking statement and any other disclosures included therein to the extent they are non-specific, predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties and other assets, makes such qualification necessary, other than where the failure so to qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its certificate of incorporation (the “Company Certificate of Incorporation”), and its amended and restated bylaws (the “Company Bylaws”) as well as the similar organizational documents of each Subsidiary. The respective jurisdictions of incorporation or organization of each Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule. A “Company Material Adverse Effect” means any occurrence, condition, change, development, circumstance, event or effect that, individually or in the aggregate with all other occurrences, conditions, changes, developments, circumstances, events or effects, (i) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (A) any occurrence, condition, change, development, circumstance, event or effect resulting from or relating to changes in general economic, regulatory, or political conditions or worldwide financial markets; (B) any occurrence, condition, change, development, circumstance, event or effect that generally affects any of the industries of the Company and its Subsidiaries (including changes in commodity prices, general market prices and regulatory changes generally affecting any of such industries); (C) any occurrence, condition, change, development, circumstance, event or effect resulting from or relating to fluctuations in the value of currencies; (D) any occurrence, condition, change, event or effect resulting from or relating to the outbreak or escalation of hostilities, the declaration of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism, in each case involving the United States and arising after the date of this Agreement; (E) any occurrence, condition, change, development, circumstance, event or effect resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement; (F) any change in the trading prices or trading volume of the Company’s capital stock (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a “Company Material Adverse Effect”); (G) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in law, regulation or rule or the interpretation thereof in each case arising after the date of this Agreement; (H) any occurrence, condition, change, event or effect resulting from or relating to actions taken by Parent or any of its Affiliates, other than any action reasonably taken in response to a breach of this Agreement by the Company or its Subsidiaries; (I) the failure of the Company to meet internal or analysts’ expectations or projections (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a “Company Material Adverse Effect”); and (J) compliance by the Company (directly or indirectly) with any of the terms of this Agreement; except, with respect to clauses (A), (B), (C) and (D), to the extent that such occurrence, condition, change, development, circumstance, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate or (ii) prevents or materially delays or impairs the ability of the Company to consummate the Merger or the transactions contemplated by this Agreement. “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which: (1) such Person or any other Subsidiary of such party is a general partner; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries.

(b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). At the close of business on June 24, 2014: (A) 16,392,503 shares of Company Common Stock were issued and outstanding, including no Company Restricted Shares; (B) 2,816,376 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 1,621,125 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options; (C) no shares of Company Preferred Stock were issued and outstanding; and (D) no Voting Debt was issued and outstanding. The term “Voting Debt” means bonds, debentures, notes or other indebtedness or obligations having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind (“Encumbrances”), except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule. Except for the Subsidiaries set forth on Schedule 3.1(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity. Except for awards granted pursuant to the Company Stock Plans, there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (3) no options, warrants, calls, subscriptions, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the voting of any shares of the capital stock of the Company.

(c) Indebtedness. Schedule 3.1(c) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each agreement, indenture or contract pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred. Neither the Company nor any of its Subsidiaries has provided any guarantee with respect to indebtedness of another person (other than the Company or any wholly-owned Subsidiary of the Company).

(d) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to consummation of the Merger, to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Vote”) in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(ii) The board of directors of the Company (the “Board”) has unanimously, by resolutions duly adopted at a meeting duly called and held (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directed that the Company submit the adoption of this Agreement to a vote of the stockholders of the Company in accordance with the terms of this Agreement, (iv) subject to Section 4.2 and Section 5.3, resolved to recommend that the stockholders of the Company adopt this Agreement at the meeting of the stockholders and (v) approved this Agreement and the Merger for purposes of Section 203 of the DGCL such that no stockholder approval (other than the Requisite Stockholder Vote) shall be required to consummate the Merger or the other transactions contemplated by this Agreement or to permit the Company to perform its obligations hereunder, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(iii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, modification, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, assuming the consents set forth on Schedule 3.1(d) of the Company Disclosure Schedule are duly and timely obtained or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(d)(iv) are duly and timely obtained or made and the adoption of this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation of any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (B) and (C), other than any such violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with the Merger (the “Proxy Statement”) and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) filings with the NASDAQ Stock Market, LLC; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (F) filings or consents set forth on Schedule 3.1(d) of the Company Disclosure Schedule with respect to a Governmental Entity; and (G) any such other consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) SEC Documents.

(i) The Company has made available to Parent (including, for the purposes of compliance with this representation, pursuant to the SEC’s “EDGAR” system) a true and complete copy of each form, report, statement, schedule, prospectus, registration statement, definitive proxy statement and other documents filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2012 (the “Company SEC Documents”), which are all the forms, reports, statements, schedules, prospectuses, registration statements, definitive proxy statements and other documents that the Company was required to file with the SEC since January 1, 2012. As of its filing date, each of the Company SEC Documents, as amended, complied all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved SEC comments. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC Comment.

(ii) The financial statements of the Company (including any related notes thereto) included in the Company SEC Documents complied as to form in all material respects with the applicable requirements and published rules and regulations of the SEC (including Regulation S-X), were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments none of which are expected to have, individually or in the aggregate, a Company Material Adverse Effect) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(iii) The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting in connection with the Company’s financial reporting.

(v) Since January 1, 2012, (A) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company.

(vi) Since January 1, 2012, the Company has complied in all material respect with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

(f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, in the form mailed to stockholders, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(g) Absence of Certain Changes or Events. Since March 31, 2014, there has not been any Company Material Adverse Effect. Except as contemplated by this Agreement or as set forth on Schedule 3.1(g) of the Company Disclosure Schedule, since March 31, 2014, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.1(b).

(h) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2014 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2014; (ii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2014; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) liability with respect to contracts entered into in the ordinary course of business consistent with past practice; and (v) liabilities which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Certificate of Incorporation or Company Bylaws or the comparable charter or organizational documents of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease or other occupancy agreement, permit, franchise or license or any other agreement to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except with respect to clauses (ii) and (iii), for defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Compliance with Applicable Laws. The Company and its Subsidiaries hold, and at all times since January 1, 2012, have held all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses and operations as currently conducted and as were conducted during the most recently completed fiscal year and to own, lease or operate their respective properties and other assets (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and since January 1, 2012 in compliance with the terms of the Company Permits, except where the failure so to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being, and since January 1, 2012, have not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “knowledge,” of any party means (i) with respect to the Company and its Subsidiaries, the actual knowledge (after reasonable inquiry) of the individuals set forth on Schedule 3.1(j) of the Company Disclosure Schedule and (ii) with respect to Parent, the knowledge of the individuals set forth on Schedule 3.1(j) of the Parent Disclosure Schedule, and in each case means the knowledge such individual has after reasonable inquiry.

(k) Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) suit, action or proceeding (including condemnation and eminent domain proceedings) pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries (such items listed under clause (i) and clause (ii), the “Company Litigation”). Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any Company Litigation as of the date hereof.

(l) Taxes.

(i) Except where the failure to file such Tax Returns, pay such Taxes or satisfy such withholding Tax requirements would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all Tax Returns that are required to be filed by or on behalf of the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed, and all such Tax Returns are or will be at the time of filing true, complete and correct; (B) all Taxes which are due on or before the Closing Date (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP) have been or will be timely paid in full; (C) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries on or before the Closing Date have been or will be satisfied in full; and (D) there are no Encumbrances with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes that are not yet due and payable

(ii) As of the date of this Agreement, no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Governmental Entity.

(iii) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than such a group the common parent of which is the Company) or (B) has any liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise (other than the members of the affiliated group filing a consolidated federal income Tax Return the common parent of which is the Company). None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(iv) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the two years prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable.

(v) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(vi) The Company will not be required to include any amounts in income, or exclude any items of deduction, in a taxable period beginning after the Closing Date as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received prior to the Closing Date or (D) an intercompany transaction described in Treasury Regulations under Code Section 1502 entered into prior to the Closing Date.

(vii) Except as set forth on Schedule 3.1(l)(vii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has ever been engaged in a trade or business through a “permanent establishment” or fixed base within the meaning of an applicable income Tax treaty in any country other than the country in which it is formed or organized.

(viii) For purposes of this Agreement, “Taxes” means any taxes, charges, levies, withholdings, interest, penalties, additions to tax or other assessments of any kind, including income, gross receipts, capital, excise, property, sales, use, license, employment, payroll, alternative or add-on minimum, ad valorem, transfer, turnover, unclaimed property, value added, franchise and customs duties or like assessments or charges, imposed by any Governmental Entity; and “Tax Returns” means any return, report, declaration, statement, information return, claim for refund or other document (including any amendment or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(m) Compensation; Benefits.

(i) Set forth on Schedule 3.1(m) of the Company Disclosure Schedule is a list of all material Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any bonus, change in control, employment, collective bargaining, employee loan, fringe benefit, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan, policy, program, agreement or arrangement (a) pursuant to which any present or former employee or contractor of the Company or any Subsidiary has any present or future right to benefits (b) which the Company any Subsidiary contributes to, maintains or sponsors, or (c) pursuant to which the Company, and Subsidiary or any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) had or has any present or future actual liability. True, correct and complete copies of each of the material Employee Benefit Plans (or, if applicable, a form thereof) and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its representatives, along with the most recent report filed on Form 5500, summary plan description with respect to each Employee Benefit Plan required to file a Form 5500 and copies of 280G calculations (whether or not final) with respect to executive officers of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement (together with the underlying assumptions and documentation on which such calculations are based).

(ii) Each Employee Benefit Plan has been maintained in compliance with its terms and all applicable laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, or if such Employee Benefit Plan is a prototype plan, the opinion or notification letter for each such Employee Benefit Plan, and to the knowledge of the

Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement. Except as set forth on Schedule 3.1(m)(ii) of the Company Disclosure Schedule, no event has occurred and, to the knowledge of Company, no condition exists that would subject the Company or its Subsidiaries, either directly or indirectly by reason of their affiliation with any other member of their Controlled Group (other than the Company and its Subsidiaries), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

(iii) With respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) no such Employee Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Employee Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Employee Benefit Plan has been submitted; (ii) no liability (other than for contributions made to such plan or premiums paid to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any member of its Controlled Group; (iv) to the knowledge of the Company, the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (v) neither the Company nor any member of its Controlled Group has engaged in any transaction described in Section 4069 or Section 4204 of ERISA; and (vi) no Employee Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), except, with respect to clauses (i), (ii), (iii), (v) and (vi), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, its Subsidiaries nor any member of their Controlled Group has, during the past six (6) years, sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(v) To the knowledge of the Company, each Employee Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance: (i) since January 1, 2005, has been operated in good faith compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, and (ii) in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including Internal Revenue Service Notice 2005-1. To the knowledge of the Company, all options to purchase equity and equity appreciation rights granted by the Company have been granted having a per share exercise price at least equal to the fair market value of the underlying equity on the date the option or equity appreciation right was granted, and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(vi) No Employee Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) could reasonably be expected to: (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan, (iv) otherwise give rise to any material liability under any Employee Benefit Plan, or (v) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date.

(vii) As of the date of this Agreement, with respect to any Employee Benefit Plan, (i) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans and no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (ii) in connection with the transactions contemplated herein, no written or, to the knowledge of the Company, oral communication has been received from the PBGC in respect of any Employee Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC), except, with respect to clauses (i) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(viii) There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(n) Labor Matters.

(i) Except as set forth on Schedule 3.1(n)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, the Company does not have knowledge of campaigns that are being conducted to solicit cards from any of the Company’s employees to authorize representation by any labor organization, and, to the knowledge of the Company, no such campaigns have been conducted within the past three years.

(ii) As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance proceeding against the Company or any of its Subsidiaries that is pending, or, to the knowledge of the Company, threatened.

(iii) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(iv) Except as set forth on Schedule 3.1(n)(iv) of the Company Disclosure Schedule, there is no action, legal complaint, charge or government inquiry pending against the Company or its Subsidiaries by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company or its Subsidiaries or, to the knowledge of the Company, threatened.

(v) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, any Governmental Entity relating to employees or employment practices.

(vi) The Company and each of its Subsidiaries is in material compliance with all applicable employment laws, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or similar foreign, state or local laws (the “WARN Act”).

(vii) Except as set forth on Schedule 3.1(n)(vii) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is liable for any severance pay or other similar payments to any employee or former employee arising from the termination of employment, nor will the Company or any of its Subsidiaries have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises under any applicable law as a result of the transactions contemplated hereunder and the termination of any of the Company’s or its Subsidiaries’ employees on or prior to the Closing Date.

(viii) Neither the Company nor any of its Subsidiaries has closed any plant or facility or effectuated any layoffs of employees covered by the WARN Act or implemented any early retirement, separation or window program within the past three years, nor does the Company plan to announce any such action or program prior to Closing.

(o) Intellectual Property. The Company and its Subsidiaries own or have the right to use all intellectual property including trademarks, trade names, trade dress, patents, service marks, inventions, technology, discoveries, copyrights and copyrighted works (including software and software code), domain names, trade secrets, processes and know-how necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”), except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries exclusively own material proprietary Company Intellectual Property or have the right to use the Company Intellectual Property, in each case, free and clear of any and all Encumbrances, except for Permitted Encumbrances. (i) The business of each of the Company and its Subsidiaries as presently conducted does not, and as conducted since January 1, 2012, did not conflict with, infringe upon, violate, interfere with or otherwise misappropriate any intellectual property right of any other Person, except as set forth on Schedule 3.1(o) of the Company Disclosure Schedule (ii) neither the Company nor any of its Subsidiaries has received written notice of the foregoing (including cease and desist letters or requests to take a patent license), and (iii) to the knowledge of the Company, no other Person is infringing the Company Intellectual Property, except, in each case, for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries takes all reasonable actions to protect the integrity, security and operation of its material software and systems (and the data therein), and there have been no material violations, breaches or outages of same.

(p) Properties.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable fee title and leasehold title, as applicable, to all of the Real Property (as hereinafter defined) and good, valid and marketable title to all personal properties and assets, tangible and intangible, that they purport to own, and the leasehold interest in all personal property that they purport to lease, including the properties and assets reflected in the Company’s most recent consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2014 filed with the SEC, but excluding any property or assets that are no longer used or useful for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business. All such properties and assets are free and clear of all Encumbrances, except for (i) routine statutory liens securing liabilities not yet due and payable, (ii) Encumbrances that do not materially detract from the value of the specific asset affected or materially adversely affect the present use or, as applicable, the occupancy of such asset, (iii) Encumbrances would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) Encumbrances existing or expressly permitted pursuant to credit facilities of the Company and its Subsidiaries existing as of the date of this Agreement, and (v) Encumbrances set forth on Schedule 3.1(p)(i) of the Company Disclosure Schedule (collectively, “Permitted Encumbrances”).

(ii) Schedule 3.1(p)(ii) of the Company Disclosure Schedule sets forth a true a complete list of all real property and interests in real property owned in fee by the Company and its Subsidiaries and all real property leased, subleased, licensed or otherwise occupied by the Company and its Subsidiaries (collectively, the “Real Property”). The Real Property is the only real property that is necessary or material to the business of the Company and its Subsidiaries. The lease or sublease for each leased real property to which the Company or one of its Subsidiaries is a party is valid, legally binding, enforceable in accordance with its terms and in full force and effect. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any lease or sublease nor, to the knowledge of the Company as of the date of this Agreement, is any other party to any such lease or sublease in breach or default thereunder and no event has occurred that with notice or the passage of time, or both, would constitute a breach or default thereunder.

(iii) All buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Structures”) are, to the knowledge of the Company, in reasonably good condition and repair in all material respects and sufficient for the operation of the business of the Company, subject to reasonable wear and tear. Except as set forth in Schedule 3.1(p)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (A) has leased or subleased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business, (B) has vacated or abandoned any portion of the Real Property or given notice to any third party of its intent to do the same, (C) is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease or sublease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement), and (D) is a party to any agreement or option to purchase any of the Real Property or any interest therein.

(q) Environmental Matters.

(i) As used in this Agreement:

(A) “Environmental Laws” means any and all laws (including common law), statutes, regulations, rules, orders, ordinances and legally enforceable directives of any Governmental Entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment in effect as of or at any relevant time prior to the Closing Date;

(B) “Hazardous Materials” means any (1) chemical, product, substance, or waste that is defined or listed as hazardous or toxic or as a pollutant or contaminant (or words of similar meaning) or that is otherwise regulated due to potentially adverse impacts on the environment or on human health arising out of exposure thereto; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof; and

(C) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

(ii) Except as set forth on Schedule 3.1(q) of the Company Disclosure Schedule and for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A) the Company and its Subsidiaries and their respective operations and assets are in compliance with all, and have not within the last two (2) years (nor, to the knowledge of the Company, prior thereto within the applicable statute of limitations) violated any, applicable Environmental Laws;

(B) the Company and its Subsidiaries hold all Permits required under applicable Environmental Laws for the Company and its Subsidiaries to conduct their operations as currently conducted, and timely filed any pending applications for renewal of any such Permits, and to the knowledge of the Company there is no reasonable basis arising out of the actions or omissions of the Company or its Subsidiaries for any such Permit to be revoked, adversely modified or not renewed; and there are no applications pending for any Permits under applicable Environmental Laws that are needed to carry out any plans of the Company or any of its Subsidiaries with respect to which the Company has received notification from a Governmental Entity that such Permit will not be issued, or will be issued on terms that are less favorable from those sought in any such application, and to the knowledge of the Company there is no reasonable basis arising out of the actions or omissions of the Company or its Subsidiaries for any such notification;

(C) the Company and its Subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws or regarding any Hazardous Materials;

(D) neither the Company nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials Released or threatened to be Released at or from any property currently or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries, or at or from any off-site location where Hazardous Materials from the Company’s or any of its Subsidiaries’ operations have been sent for treatment or disposal, or for which the Company or any of its Subsidiaries is otherwise asserted to be responsible;

(E) neither the Company nor any of its Subsidiaries has used, managed, stored, treated, disposed of, or arranged for disposal of, Hazardous Materials, and to the knowledge of the Company Hazardous Materials are not otherwise present, at any of their owned or leased properties or at any other location for which the Company or any of its Subsidiaries may be liable, in any case that has resulted or could reasonably be expected to result in (i) any liability, under any Environmental Laws for any remediation that may be required, or (ii) interference with the operations of any of them; and

(F) neither the Company nor any of its Subsidiaries has assumed or retained by contract or, to the knowledge of the Company, operation of Law, any liability under any Environmental Laws or regarding any Hazardous Materials.

The Company has made available to Parent all material environmental audits, assessments and similar reviews and all material correspondence with a Governmental Entity, regarding compliance with or liability or obligations under any Environmental Laws or regarding Hazardous Materials that may materially affect the Company or any of its Subsidiaries, to the extent such reports or correspondence are in the possession or control of the Company or any of its Subsidiaries and are not subject to any applicable claim of privilege.

(r) Insurance. Set forth on Schedule 3.1(r) of the Company Disclosure Schedule, as of the date of this Agreement, is a correct and complete list of all material insurance policies held by the Company and each of its Subsidiaries. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and in accordance with the terms thereof, each of the insurance policies set forth on Schedule 3.1(r) of the Company Disclosure Schedule is in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by applicable law. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries set forth on Schedule 3.1(r) of the Company Disclosure Schedule.

(s) Opinion of Financial Advisor. The Board has received the opinion of Canaccord Genuity Inc. addressed to such Board to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock.

(t) Vote Required. The Requisite Stockholder Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

(u) Brokers. Except for the fees and expenses payable to Canaccord Genuity Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of any agreement between the Company and Canaccord Genuity Inc. pursuant to which Canaccord Genuity Inc. could be entitled to any payment from or any right of first offer or similar right with respect to the Company relating to the transactions contemplated by this Agreement.

(v) Certain Contracts and Arrangements. Schedule 3.1(v) of the Company Disclosure Schedule, together with the lists of exhibits contained in the Company SEC Documents, sets forth a correct and complete list, as of the date of this Agreement, of (i) each agreement to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement; (ii) any non-competition agreement or other agreement that purports to limit the manner in which, or the localities in which, the Company or any of its Subsidiaries may compete in any business; (iii) any supply or sales contract of one year or greater remaining duration having an aggregate value, or involving payment by or to the Company or any of its Subsidiaries of more than $1.5 million; (iv) any contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $500,000 million or outstanding indebtedness of more than $500,000; (v) any material contract or agreement with respect to any joint venture, partnership or similar arrangements; (vi) any contract or agreement that prohibits the payment of dividends or distributions in respect of capital stock of the Company or any of its Subsidiaries, prohibits the pledging of capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries; (vii) any contract or agreement (or a related series of contracts or agreements) for the acquisition or disposition by the Company or any of its Subsidiaries of assets with a value of more than $500,000 or with respect to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $500,000; and (viii) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger (collectively, the “Company Contracts”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company as of the date of this Agreement, is any other party to any such Company Contract in breach or default thereunder. The Company has delivered or made available to Parent prior to the date hereof true and complete copies of each Company Contract (including an amendments, waivers or modifications thereto) in existence (and pursuant to which the Company or any of its Subsidiaries has further obligations after the date hereof) as of the date hereof. Each such Company Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any Contract, in each case, that prohibits the Company or any of its Subsidiaries from (i) keeping Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal and (ii) providing to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Acquisition Proposal.

(w) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL (“Section 203”)), nor any takeover-related provision in the Company Certificate or Company Bylaws, would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Voting Agreement or the Certificate of Merger. The Company does not have any stockholder rights plan in effect. Assuming the accuracy of the representations made in Section 3.2(h), the action of the Board in approving this Agreement is sufficient to render inapplicable to this Agreement the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

(i) Affiliate Transactions. Since January 1, 2012, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”) of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act and that has not been so disclosed.

(x) FCPA.

(i) Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other persons acting on their behalf) has directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anticorruption or anti-bribery laws applicable to the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other persons acting on their behalf) has directly or indirectly taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of any gift, bribe, rebate, loan, payoff, kickback, money or anything of value provided to any (i) officer or employee of a Governmental Entity, which for purposes of this provision also includes any instrumentality thereof and any state-owned or state-controlled enterprise, or of a public international organization, (ii) holder of public office, candidate for public office, political party, official of a political party or member of a royal family or (iii) any Person acting for or on behalf of any such Governmental Entity or instrumentality thereof (any of the foregoing, a “Government Official”) for the purpose of inducing such Government Official to do any act or make any decision in an official capacity, including a decision to fail to perform an official function; used his or her or its influence with a Governmental Entity in order to affect any act or decision of such Governmental Entity for the purpose of assisting any Person to obtain or retain any business; or to facilitate efforts of any Person to transact business or for any other improper purpose.

(iii) Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other persons acting on their behalf) has directly or indirectly made, promised to make, or caused to be made on behalf of the Company any bribe, kickback, or any other improper payment to any business partner, counterparty, or any other person to induce the recipient to provide an improper commercial benefit to the Company.

(y) Trade Compliance. Neither Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other persons acting on its behalf), is now engaging in or planning to engage in, is not contractually obligated to engage in now or at any time in the future, and has not at any time in the past five years engaged in (i) any transaction or dealing prohibited under any laws, executive orders or regulations administered by the Office of Foreign Assets Control in the U.S. Department of the Treasury, (ii) any exportation or reexportation of goods, software or technology that is prohibited under the Export Administration Regulations administered by the U.S. Department of Commerce or the International Traffic in Arms Regulations administered by the U.S. Department of State; or (iii) any other violation of any laws of the United States or any other jurisdiction that are, in each case, applicable to the Company or any of its Subsidiaries concerning trade or financial sanctions or export controls.

(z) FDA/CMS. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with, and have not engaged in any activities which are prohibited by, the laws, rules, regulations and orders of the United States Department of Health and Human Services (“DHHS”) and its sub-agencies (including but not limited to the United States Food and Drug Administration (“FDA”) and the Center for Medicare & Medicaid Services (“CMS”)) or any analogous Governmental Entity. There are no actual or, to the knowledge of the Company, threatened investigations or material enforcement actions, or any facts furnishing a reasonable basis for the same, by DHHS or its sub-agencies, or any analogous federal, state, local, domestic, or international Governmental Entity which has jurisdiction over the operations of the Company or any of the Subsidiaries of the Company. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened material claim by DHHS, its sub-agencies or any analogous federal, state, local, domestic or international Governmental Entity which has jurisdiction over the operations of the Company or any of its Subsidiaries against the Company or the Company’s Subsidiaries. Since January 1, 2012, all material approvals, clearances, registrations, submissions, reports, documents, claims and notices required to be filed, obtained, maintained, or furnished by the Company or its Subsidiaries to DHHS, its sub-agencies or any analogous federal, state, local, domestic or international Governmental Entity having jurisdiction over the operations of the Company and its Subsidiaries have been so filed, obtained, maintained or furnished. All such approvals, clearances, registrations, submissions, reports, documents, claims and notices were complete, correct and not misleading in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) and, where required, are currently complete, correct, not misleading, valid and in full force and effect. To the knowledge of the Company, there are no facts, circumstances or events that may interfere with or prevent continued material compliance by the Company and its Subsidiaries with any laws, rules, regulations or orders administered by DHHS, its sub-agencies or any analogous federal, state, local, domestic or international Governmental Entity with jurisdiction over the operations of the Company or any of its Subsidiaries.

Section 3.2 Representations and Warranties of Parent and Merger Sub. Except (i) as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) or (ii) as disclosed in the forms, reports, statements, schedules, prospectuses, registration statements, definitive proxy statements and other documents filed or furnished by Parent with the SEC since January 1, 2013 (but excluding any forward-looking disclosure set forth in any risk factor section, any disclosures in any section that constitutes a forward-looking statement and any other disclosures included therein to the extent they are non-specific, predictive, cautionary or forward-looking in nature), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties and other assets, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its certificate of incorporation or articles of incorporation, as applicable, and bylaws, each as amended to date. “Parent Material Adverse Effect” means any occurrence, condition, change, development, circumstance, event or effect that prevents or materially delays or impairs the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Authority; No Violations, Consents and Approvals.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and prior to the Effective Time, will be duly and validly authorized by all necessary stockholder by Parent as sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, modification, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties, rights or assets of Parent or any of its Subsidiaries under any provision of (A) the certificate of incorporation or articles of incorporation, as applicable, or bylaws of Parent or Merger Sub or any provision of the comparable charter or organizational documents of any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; and (D) any such other consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Parent or its Subsidiaries or other information supplied by Parent for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(d) Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (A) suit, action or proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or (B) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

(e) Financing. As of the date of this Agreement, Parent has, and will on the Closing Date have, sufficient unrestricted cash on hand, lines of credit or other sources of immediately available funds to enable it to pay all of the Merger Consideration hereunder and to pay all other amounts required to be paid by Parent or Merger Sub at the Closing or thereafter pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement. Parent has no reason to believe that such cash, lines of credit or other sources of immediately available funds shall not be available.

(f) Solvency; Surviving Corporation After the Merger. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the transactions contemplated hereby, or waiver of such conditions, (ii) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects (for such purposes, without giving effect to any materiality or “Company Material Adverse Effect” qualification or exception), (iii) compliance by the Company in all material respects of its covenants contained herein and (iv) immediate prior the Effective Time, the Company is solvent, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation will be solvent. For the purposes of this Agreement, the term “solvent” when used with respect to any Person, on a consolidated basis, means that, as of any date of determination, (A) the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (B) such Person will have adequate capital and liquidity with which to engage in its business; and (C) such Person will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

(g) Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement or the transactions contemplated hereby.

(h) Ownership of Company Capital Stock. Neither Parent nor Merger Sub “own” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Common Stock.

(i) No Business Conduct. Merger Sub was incorporated on June 20, 2014. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE MERGER

Section 4.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, except (i) as set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity (provided that, the Company provides Parent prior written notice of any action to be taken) or (iv) as otherwise consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. The Company shall, and shall cause its Subsidiaries to, conduct its businesses in the ordinary course consistent with past practice and shall use commercially reasonably efforts to preserve intact its present business organization and operations, maintain in effect all existing Company Permits, preserve its assets, rights and properties in good repair and condition, retain its current officers and key employees, and preserve its relationships with its customers and suppliers and others having business dealings with it.

(b) Dividends; Changes in Stock. Except for transactions solely among the Company and its wholly owned Subsidiaries, the Company shall not, and shall cause its Subsidiaries not to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except in the case of clauses (ii) and (iii) as required by the terms of any capital stock of, or other equity interests in, the Company or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company (including in connection with the payment of any exercise price or Tax withholding in connection with the exercise or vesting of Company Stock Options and Company Restricted Shares).

(c) Issuance of Securities. The Company shall not, and shall cause its Subsidiaries not to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (i) the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof, (ii) upon the expiration of any restrictions on any restricted stock granted under the Company Stock Plans outstanding as of the date hereof and (iii) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company.

(d) Governing Documents. The Company shall not, and shall cause its Subsidiaries not to, amend or propose to amend the Company Certificate of Incorporation or the Company Bylaws or organizational documents of any of the Company’s Subsidiaries.

(e) No Acquisitions. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly (i) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions of assets in the ordinary course of business and acquisitions as to which the purchase price is not in excess of $500,000 individually or $500,000 in the aggregate, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly-owned Subsidiary or joint venture investment of the Company except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case existing as of the date of this Agreement and set forth on Schedule 4.1(e) of the Company Disclosure Schedule.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease, or otherwise dispose of, any material portion of its assets or properties, other than any sale, lease or disposition (i) pursuant to agreements existing on the date hereof and set forth on Schedule 4.1(f) of the Company Disclosure Schedule or (ii) of inventory in the ordinary course of business.

(g) No Dissolution, Etc. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(h) Accounting. The Company shall not, and shall cause its Subsidiaries not to, change in any material respect their material accounting methods or policies (including such methods or policies relating to the estimation of reserves or other liabilities), except as required by a change in GAAP.

(i) Tax Matters. Except as set forth on Schedule 4.1(i) of the Company Disclosure Schedule, the Company shall not (i) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election), (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years; (iv) file any amended income or other material Tax Return; (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes; (vi) enter into any closing agreement with respect to any Tax; or (vii) surrender any right to claim a Tax refund.

(j) Certain Employee Matters. Other than as required pursuant to the terms of any Employee Benefit Plan or as set forth on Schedule 4.1(j) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation payable or to become payable to any of its directors or employees, except, with respect to employees below the level of executive officer, increases made in the ordinary course of business, and provided that payments of annual or other bonuses and commissions in the ordinary course of business consistent with past practice and subject to clause (ix) below shall not constitute an increase in compensation; (ii) grant to any director, employee or executive officer, whether past or present, any material increase in pension, retirement allowance or other employee benefits; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any director, employee or executive officer; (iv) establish or become obligated under any collective bargaining agreement or Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing any benefits thereunder; (v) loan or advance any money or other property to any present or former director, employee or executive officer, other than loans or advances to employees below the executive officer level made in the ordinary course of business consistent with past practice; (vi) grant any equity or equity-based awards; (vii) increase the funding obligation or contribution rate of any Employee Benefit Plan subject to Title IV other than in the ordinary course of business consistent with past practice; (viii) hire or terminate any executive officer other than for “cause” or (ix) waive any performance conditions with respect to, or increase the amount or accelerate the payment of, any compensation payable under any Employee Benefit Plan.

(k) Related Party Agreements. Except as set forth on Schedule 4.1(k) of the Company Disclosure Schedule, the Company shall not enter into or amend in any manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(l) Indebtedness. Except as set forth on Schedule 4.1(l) of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, (i) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) except in the ordinary course of business, create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any indebtedness thereof other than Permitted Encumbrances. Notwithstanding the foregoing, clause (i) of the immediately preceding sentence shall not restrict the incurrence of indebtedness for borrowed money (A) under the Existing Credit Facilities made in the ordinary course of the Company’s business, (B) for refinancings of existing debt (including related premiums and expenses) on terms no less favorable in the aggregate than the existing terms of such existing debt, (C) for immaterial borrowings that, in each case, permit prepayment of such indebtedness without penalty (other than LIBOR breakage costs) or (D) by the Company that is owed to any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of the Company that is owed to the Company or another wholly owned Subsidiary of the Company.

(m) Material Contracts. The Company shall not, and shall cause its Subsidiaries not to, enter into or amend or modify in any material respect, terminate, cancel or extend any Company Contract or expressly waive, release or assign any material benefits or claims under any Company Contract or enter into any contract or agreement that if in effect as of the date hereof would be a Company Contract, except, in each case, in the ordinary course consistent with past practice or as set forth on Schedule 4.1(m) of the Company Disclosure Schedule.

(n) Capital Expenditures. The Company shall not, and shall cause its Subsidiaries not to, make or incur any capital expenditures in excess of $100,000 individually or $750,000 in the aggregate, except for as set forth on Schedule 4.1(n).

(o) Litigation. Except as set forth on Schedule 4.1(o) of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, commence, compromise, discharge or settle any material litigation or waive any material rights with respect thereto.

(p) Insurance. The Company shall not, and shall cause its Subsidiaries not to, fail to keep in full force and effect the Company’s or any of its Subsidiaries’ current insurance policies or other comparable insurance, in each case, materially affecting the business of the Company or any of its Subsidiaries, or materially reduce the amount of any insurance coverage provided by existing insurance policies except with respect to insurance policies that will expire or be replaced in the ordinary course of business consistent with past practice.

(q) New Business. The Company shall not, and shall cause its Subsidiaries not to, enter into any new line of business.

(r) Agreement. The Company shall not, and shall cause its Subsidiaries not to, authorize any of, or commit or agree to take any of the actions listed in clauses (b) through (q).

Section 4.2 No Solicitation.

(a) From the date of this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or (to the extent within its control) permit any of its and its Subsidiaries’ Representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage or take any other action designed to result in or facilitate any inquiries regarding or the making of offers or proposals that constitute an Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or provide any non-public information or data to, any Person (other than Parent, Merger Sub or any of their Representatives or any of the Company or its Representatives) with respect to an Acquisition Proposal, (iii) (x) in the case of the Company and its Subsidiaries, approve, recommend or declare advisable any Acquisition Proposal or (y) in the case of any of the Company’s Representatives, publicly approve, recommend or declare advisable any Acquisition Proposal, or (iv) enter into any agreement relating to an Acquisition Proposal (other than a confidentiality agreement referred to below) or requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations concerning an Acquisition Proposal with any Person conducted and request the prompt return or destruction of all confidential information previously furnished in connection with an Acquisition Proposal.

(b) Notwithstanding Section 4.2(a), at any time prior to obtaining the Requisite Stockholder Vote, in response to a bona fide written Acquisition Proposal that the Board determines in good faith (after consultation with its outside legal advisors and financial advisors) constitutes or reasonably be expected to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof by the Company, any of its Subsidiaries or Representatives and was made after the date hereof and did not otherwise result from a breach of Section 4.2(a), the Company may, subject to compliance with this Section 4.2, (i) furnish information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the Confidentiality Agreement; provided, however, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, if and only to the extent that in connection with the foregoing clauses (i) and (ii), the Board concludes in good faith, after consultation with its outside legal advisors, that the failure to take such action would be (or would be reasonably likely to be) inconsistent with its fiduciary duties to the Company’s stockholders under Delaware law.

(c) Notwithstanding anything to the contrary contained herein, the Board shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement under Section 7.1(d) with respect to a Superior Proposal unless (i) the Company has complied in all material respects with this Section 4.2, (ii) the Company promptly notifies Parent, in writing, at least four (4) Business Days before taking that action, of its intention to do so in response to an Acquisition Proposal that constitutes a Superior Proposal (in which case such notification shall have attached thereto the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror) and (iii) during such four-Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent following the notice provided pursuant to Section 4.2(c)(ii)) (it being understood that any amendment to the financial terms or other material terms of the Acquisition Proposal which was determined to constitute a Superior Proposal shall require a new written notification from the Company and the Company shall be required to comply against with this Section 4.2(c), except that references to the four (4) Business Day period shall be deemed references to a two-Business Day period).

(d) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 4.2, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) notify Parent orally and in writing of any Acquisition Proposal, such notice to include the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such

Acquisition Proposal), including any modifications thereto. The Company shall (i) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Acquisition Proposal. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(e) Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Board with respect to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board, in connection with such communication, publicly reaffirms the Company Recommendation, and (ii) in no event shall the Company or the Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.2(b).

(f) “Acquisition Proposal” means any bona fide inquiry, contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (i) any merger, business combination, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the Company or any of its Subsidiaries; (ii) any direct or indirect acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months or that represents 20% or more of the consolidated assets (based on fair market value of the Company and its Subsidiaries taken as a whole immediately prior to such transaction, or any joint venture, license, lease or long-term supply agreement having a similar economic effect; or (iii) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of 20% or more of the voting stock of the Company or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the voting stock of the Company. “Superior Proposal” means any Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that in the good faith determination of the Board, after consultation with its financial advisors and outside legal advisors and after taking into account relevant legal, financial, regulatory and other aspects of such proposal (including, but not limited to, any break-up fee, expense reimbursement provisions, conditions and timing to consummation, form of consideration and financing terms) and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction that is (A) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (B) reasonably capable of being completed on the terms set forth in the offer.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Proxy Statement. Each of the Parties shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement. The Company shall prepare and file with the SEC as promptly as reasonably practicable a preliminary Proxy Statement (but in no event later than fifteen (15) Business Days after the date of this Agreement); provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent as promptly as reasonably practicable copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall use its reasonable best efforts to respond as promptly as practicable to the comments of the SEC and to cause the Proxy Statement in definitive form to be cleared by the SEC. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. Parent shall promptly provide the Company with such information in its possession as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable thereafter to its stockholders of record, as of the record date established by the Board.

Section 5.2 Access to Information. Subject to Antitrust Laws, the Company shall afford to Parent and its Representatives reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall furnish reasonably promptly to Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business (including financial, operating and other data), properties, assets, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Each of Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. With respect to any person, “Representatives” shall mean, collectively, such person’s officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such jeopardization or contravention). The Confidentiality Agreement dated as of March 11, 2014 between Parent and the Company (the “Confidentiality Agreement”), shall survive the execution and delivery of this Agreement and, subject to Section 7.5, shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

Section 5.3 Stockholders’ Meeting. The Company shall call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement, to be held as promptly as reasonably practicable after the date hereof. Subject to an Adverse Recommendation Change expressly permitted pursuant to Section 4.2(c) or this Section 5.3, (i) the Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Company Recommendation”) at the Company’s stockholders’ meeting and the Board shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (ii) the Proxy Statement shall include a statement to the effect that the Board has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company’s stockholders’ meeting. The Board shall not (i) withhold, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent the Company Recommendation or (ii) adopt, approve or recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (any action described in clauses (i) or (ii) being referred to herein as a “Adverse Recommendation Change”); provided that, at any time prior to obtaining the Requisite Stockholder Vote, the Board may make an Adverse Recommendation Change only if the Board determines in good faith, after consultation with its outside legal advisors, that (A) the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Delaware law and (B) if such Adverse Recommendation Change is made in response to an Acquisition Proposal, the Company has complied with Section 4.2(c); provided that no Adverse Recommendation Change may be made in response to an Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 7.1(d) unless the Board determines that such Acquisition Proposal constitutes a Superior Proposal. In any case in which the Company makes an Adverse Recommendation Change pursuant to Section 4.2, unless this Agreement is terminated, (1) the Company shall nevertheless submit this Agreement to a vote of its stockholders and (2) the Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Company Common Stock subject thereto are to be voted shall be voted “FOR” adopting this Agreement), the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by the Company had no Adverse Recommendation Change been made, except for appropriate changes to the disclosure in the Proxy Statement stating that such Adverse Recommendation Change has been made. If the Company has complied with its obligations pursuant to Section 4.2, the Company may adjourn or postpone the Company’s stockholders’ meeting to the extent necessary to ensure that any required supplement or amendment to the

Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company’s stockholders’ meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided, however, that no adjournment may be to a date on or after three Business Days prior to the date set forth in Section 7.1(b)(ii).

Section 5.4 HSR and Other Approvals.

(a) Except for the filings and notifications made pursuant to the Premerger Notification Rules or other applicable Antitrust Laws to which Sections 5.4(b) and 5.4(c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, each of the Parties shall (i) proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters and (ii) use their reasonable best efforts to obtain all required consents, approval or waivers from third parties (other than Governmental Entities), including under any Material Contract as may be necessary in order to consummated the transaction contemplate by this Agreement.

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than fifteen (15) Business Days following the date of this Agreement, the Parties shall make all pre-merger notification filings required under the HSR Act pursuant to the pre-merger notification rules identified therein (the “Premerger Notification Rules”). Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Premerger Notification Rules. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position or requiring a notification of this transaction pursuant to an Antitrust Law, HSR Act or merger control regulation or regime (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission, or any other competition authority or court of any jurisdiction to enforce Antitrust Laws (“Antitrust Authority”). Subject to applicable law and instructions from any Governmental Entity, Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity, including promptly furnishing the other with notices or other written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions contemplated by this Agreement.

(c) Parent shall take all action necessary (and which Parent is lawfully capable of taking) to obtain the expiration of any applicable waiting period, obtain any clearance or approval and to prevent any Antitrust Authority or other Person, as the case may be, from filing any action with a Governmental Entity, which, if the Antitrust Authority or other Person prevailed, would, permanently or temporarily restrain, enjoin or otherwise prevent or materially delay the consummation of the Merger beyond the Termination Date, including entering into an agreement to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of the Company or Parent or their respective Subsidiaries; (iii) terminate or create any relevant venture or other arrangement; (iv) create any relationship and contractual rights and obligations of the Company or Parent or their respective Subsidiaries; or (v) effectuate any other change or restructuring of the Company or Parent (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing) (each a “Divestiture Action”). Parent or Merger Sub must offer any Divestiture Action to an Antitrust Authority such that all applicable waiting periods expire and all clearances and approvals are obtained prior to the Termination Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Premerger Notification Rule or other Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action. Parent shall be entitled to direct (after consultation with the Company) any Antitrust Authority or other Person relating to any of the foregoing. Neither Parent nor Company shall initiate or participate in any meeting or communication with an Antitrust Authority or Governmental Entity relating to the Antitrust Laws without the participation of the other Party, unless such participation is prohibited by the Antitrust Authority or Governmental Entity. The Company and its Subsidiaries will use its commercially reasonable efforts to take such actions as reasonably requested by Parent in connection with obtaining any actions, consents, approvals or waivers with respect to the Antitrust Laws, provided that Parent will in good faith consider any views or input provided by the Company with respect to such matters. In addition, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

(d) Notwithstanding the foregoing or anything contained in this Agreement that may be to the contrary, including Section 5.4(c), (1) neither Parent nor the Company shall be required to take any Divestiture Action that is not conditioned upon consummation of the Merger, (2) the Company shall not agree to take any Divestiture Action without the consent of Parent and (3) Parent shall not be required to take (pursuant to this Section 5.4 or any other provision of this Agreement) any action (including a Divestiture Action) to the extent such action (including a Divestiture Action), individually or in the aggregate with all other actions (including Divestiture Actions), would reasonably be expected to result in a material adverse effect on the combined businesses of Parent, the Company and their Subsidiaries, taken as a whole.

Section 5.5 Employee Matters.

(a) From the Effective Time through December 31, 2015, Parent shall, and shall cause the Surviving Corporation to, provide (x) each of the employees of the Company and its Subsidiaries who, as of the Effective Time, remains in the active employment of the Surviving Corporation or any of its Subsidiaries (the “Company Employees”) with base salary and an annual cash incentive target opportunity that, in the aggregate, are no less favorable than those provided to such Company Employee immediately prior to the Effective Time and (y) the Company Employees in the aggregate with employee benefits that are no less favorable in the aggregate than those employee benefits (excluding defined benefit pension, retiree medical and equity-based compensation) provided to Company Employees immediately prior to the Effective Time.

(b) Parent shall, and shall cause the Surviving Corporation to, honor, in accordance with its terms, each Employee Benefit Plan and all obligations thereunder including any rights or benefits arising as a result of the transactions contemplated under this Agreement (either alone or in combination with any other event, including termination of employment); provided that the foregoing shall not prohibit the Surviving Corporation from amending or terminating any such arrangement in accordance with its terms, and Parent hereby agrees and acknowledges that the consummation of the Merger constitutes a “change of control” or a “change in control” or similar term, as the case may be, for all purposes under the Employee Benefit Plans listed on Schedule 5.5(b) to the Company Disclosure Schedule.

(c) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Affiliates (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals (other than for purposes of any defined benefit pension plan) and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates to the same extent such service was credited under similar Employee Benefit Plans prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall, or shall use commercially reasonable efforts to cause the Surviving Corporation to, waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) The Company will provide final copies of 280G calculations with respect to employees, directors, independent contractors and stockholders of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement (together with the underlying assumptions and documentation on which such calculations are based) no later than five (5) Business Days prior to the Closing.

(f) At the Closing, the Company shall provide Parent with a true and accurate list of all “employment losses” as that term is used in the WARN Act at the Company or any of its Affiliates that occurred in the ninety (90) calendar days preceding the Closing Date, showing each employee’s name, position, date of separation, employer name, facility, operating unit and reason for separation from employment (the “Employment Loss List”). Provided that the Employment Loss List is supplied to Parent, Parent shall, or shall cause the Surviving Corporation to, provide any required notice under the WARN Act, and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) affecting the Company Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring from and after the Effective Time. Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, take any action on or after the Effective Time that would cause any termination of employment of any employees by the Surviving Corporation or its Subsidiaries that occurs on or prior to the Effective Time to require that notice have been given under the WARN Act for any such employment terminations. Parent shall, or shall cause the Surviving Corporation, to provide any required notice under the WARN Act, and to otherwise comply with the WARN Act with respect to any such plant closing or mass layoff affecting Company Employees and occurring prior to the Effective Time.

(g) The provisions of this Section 5.5 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.5. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person, nor shall any provision herein be construed as an amendment to any Employee Benefit Plan.

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Effective Time, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the

Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (not to be unreasonable withheld, conditioned or delayed) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable law (and Parent shall cause the Surviving Corporation and its Subsidiaries to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person in accordance with the constituent documents of the Surviving Corporation and its Subsidiaries). Any Indemnified Person wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a Person from any liability that it may have under this Section 5.6 except to the extent such failure materially prejudices such Person’s position with respect to such claims) and shall deliver to Parent and the Surviving Corporation any undertaking required by applicable law, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b) From the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation or bylaws of the Surviving Corporation such that the certificate of incorporation or bylaws of the Surviving Corporation would contain provisions less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than as are currently set forth in the Company’s certificate of incorporations and bylaws. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time.

(c) Parent shall (or with Parent’s consent, the Company may) cause to be put in place and shall fully prepay immediately prior to the Effective Time a “tail” insurance policy with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided that Parent shall not be obligated to expend, nor shall the Company be permitted to expend, more than a single payment amount for such six (6) year period in excess of three hundred percent (300%) of the annual premiums for the current policies of directors’ and officer’s liability insurance maintained by the Company to purchase such “tail” insurance.

(d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and his, her or their respective heirs and representatives.

Section 5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, each of the Parties shall cooperate and use its reasonable best efforts to defend against and respond thereto. The Company shall give Parent the opportunity to participate in the defense or settlement of any such claim, action, suit, investigation or other legal or administrative proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.8 Public Announcements. Each of the Parties shall consult with each other Party before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, give each other the reasonable opportunity to review and comment upon, any such press release or other public statements, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.

Section 5.9 Advice of Changes; SEC Filings. Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of each of the Company and its Subsidiaries.

Section 5.10 Conveyance Taxes. Each of the Company and Parent shall (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) pay any such Tax or fee which becomes payable by it on or before the due date therefor.

Section 5.11 Investigation by Parent and Merger Sub; No Other Representations or Warranties.

(a) Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with such investigation, Parent, Merger Sub and their representatives have received from the Company or its representatives certain other estimates, projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Parent and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Parent and Merger Sub are familiar with such uncertainties; that Parent and Merger Sub are each taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives; and that Parent and Merger Sub shall not (and shall cause all of their respective Subsidiaries or other Affiliates or any other Person acting on their behalf to not) assert any claim or cause of action against the Company or any of the Company’s direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such Person liable with respect thereto.

(b) Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement, the Company has not made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that none of the Company, any holder of the Company’s securities or any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement.

Section 5.12 Anti-Takeover Statutes. If the restrictive provisions of any anti-takeover statute or regulation enacted under state laws in the United States (including Section 203 of the DGCL) is or may become applicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.13 Prepayment of Debt under the Existing Credit Facilities. At or prior to the Closing, (a) the Company shall repay any outstanding amounts under the existing credit facilities pursuant to the Credit Agreement, dated as of May 17, 2013, as amended by the First Amendment to Credit Agreement and Guaranty and Security Agreement, dated as of June 2, 2014, by and among Wells Fargo Bank, National Association, as administrative agent, the Company, as borrower, the guarantors party thereto and the lenders party thereto (the “Existing Credit Facilities”), (b) the Company shall terminate the Existing Credit Facilities and (c) the Company shall, or shall cause the applicable agent under the Existing Credit Facilities to, deliver to Parent (i) a pay-off letter, in form and substance reasonably satisfactory to Parent, evidencing the satisfaction of all liabilities under the Existing Credit Facilities upon receipt of the amounts set forth in such pay-off letter and (ii) a release in customary form concurrently with the payment of amounts specified in the pay-off letter referred to in clause (i) above of all liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to the Existing Credit Facilities.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by written consent executed by Parent and the Company to the extent permitted by applicable law:

(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote in accordance with the DGCL, the Company Certification of Incorporation and the Company Bylaws.

(b) Approvals. The waiting periods and approvals applicable to the consummation of the Merger pursuant to the Premerger Notification Rules described in Schedule 6.1(b) of the

Company Disclosure Schedule shall have expired, been terminated or been obtained, as applicable. All other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity set forth on Schedule 6.1(b) of the Company Disclosure Schedule, including any Antitrust Authority, under the Premerger Notification Rules shall have been obtained, and any applicable waiting period shall have expired or been terminated.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and no law or regulations shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Parent (acting alone):

(a) Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Section 3.1(b), Section 3.1(d)(i) and (ii) and the first sentence of Section 3.1(g) shall be true and correct in all respects (except for any de minimis failures of such representations and warranties) as of the date of this Agreement and as of the Effective Time as though made on and as of such time (provided, that the representations and warranties made in the last sentence of Section 3.1(k) shall only be true as of the date of this Agreement) and (ii) each of the representations and warranties of the Company set forth in this Agreement, other than those specified in the foregoing clause (i), shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Vice President of Finance, dated the Closing Date, confirming that the conditions in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Company (acting alone):

(a) Representations and Warranties of Parent and Merger Sub. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 3.2(b)(i) and Section 3.2(b)(ii) shall be true and correct in all respects (except for any de minimis failures of such representations and warranties) as of the date of this Agreement and as of the Effective Time as though made on and as of such time and (ii) each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, other than those specified in the foregoing clause (i), shall be true and correct (without giving effect to any “materiality” or “Parent Material Adverse Effect” or similar qualifiers set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of specified date shall have been true and correct only on such date), except as for failures that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed respectively by it under this Agreement at or prior to the Closing Date.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent in writing in accordance with Section 7.1(c):

(i) if (A) any Governmental Entity having competent jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i)(A) shall not be available to (x) the Company if its failure to fulfill any material covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date or (y) Parent if its or Merger Sub’s failure to fulfill any material covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or (B) the adoption of this Agreement by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the Requisite Stockholder Vote for such purpose, or at any adjournment or postponement thereof;

(ii) if the Merger shall not have been consummated by January 31, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to (A) the Company if its failure to fulfill any material covenant or agreement under this Agreement has been the principal cause of, or resulted, in the failure of the Merger to occur on or before such date or (B) Parent if its or Merger Sub’s failure to fulfill any material covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (A) would give rise to the failure of a condition set forth in Sections 6.2(a), 6.2(b) or 6.3(a) or 6.3(b) as applicable, and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching Party of such breach and the Termination Date (a “Terminable Breach”); provided, however, that the terminating Party (and, if the terminating Party is Parent, Merger Sub) is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(c) by Parent if the Board shall (i) have made an Adverse Recommendation Change, (ii) fail to include in the Proxy Statement when mailed, the Company Recommendation, (iii) upon any tender offer or exchange offer that is commenced by any third party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Requisite Stockholder Vote, fail to recommend that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer (provided that a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed a failure with respect to this clause (iii)), (iv) have caused (or permitted) the Company to have breached in any material respect Section 4.2 or (v) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement, in each case, relating to an Acquisition Proposal; or

(d) by the Company if the Board determines to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company may not effect such termination pursuant to this Section 7.1(d) unless the Company has (i) complied with Section 4.2(c) and (ii) contemporaneously with such termination tendered payment to Parent of the Termination Fee pursuant to Section 7.3(b).

(e) A terminating Party shall provide written notice of termination to the other Parties specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 7.2, the last sentence of Section 5.2, Section 7.3, Section 7.5 and Article VIII; provided, however, that no such termination shall relieve any Party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the stockholders of the Company) for any fraud or a willful and material breach of a representation or warranty or a breach of any obligation hereunder. For the purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 7.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

(b) If (i) Parent terminates this Agreement pursuant to Section 7.1(c) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay Parent a fee of $9,308,146 (the “Termination Fee”) in cash by wire transfer of immediately available funds to an account designated by Parent. If the Termination Fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the Termination Fee shall be paid no later than three Business Days after notice of termination of this Agreement and if the Termination Fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the Termination Fee shall be paid on the date of termination of this Agreement.

(c) If either Parent or the Company terminates this Agreement pursuant to clause (B) of Section 7.1(b)(i) or Section 7.1(b)(ii) or Parent terminates this Agreement pursuant to Section 7.1(b)(iii) and (i) at prior to such termination, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Board or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and (ii) within twelve months after such termination, the Company consummates a transaction with respect to an Acquisition Proposal or the Company enters into a definitive agreement with respect of an Acquisition Proposal that is later consummated, then at the closing or other consummation of such Acquisition Proposal, the Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent; provided, however, that for the purposes of clause (ii), any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50%.

(d) If (i) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(i)(A) and at that time there exists any final and nonappealable order, decree, ruling, injunction or other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger by any Antitrust Authority or (ii) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii) and (A) the condition specified in Section 6.1(b) has not been satisfied or (B) the condition specified in Section 6.1(c) has not been satisfied because there exists any final and nonappealable order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger by any Antitrust Authority, then Parent shall pay to the Company the Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company. If the Termination Fee shall be payable pursuant to the immediately preceding sentence as a result of a termination of this Agreement by the Company, the Termination Fee shall be paid no later than three Business Days after notice of termination of this Agreement, and if the Termination Fee shall be payable pursuant to the immediately preceding sentence as a result of a termination of this Agreement by Parent, the Termination Fee shall be paid on the date of termination of this Agreement.

(e) In no event shall either Parent or the Company be entitled to receive more than one payment of the Termination Fee.

(f) Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or a willful and material breach of this Agreement, in the event that the Termination Fee becomes payable in accordance with Section 7.3(d), then payment to Company of the Termination Fee shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent and Merger Sub and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith (other than Confidentiality Agreement), and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Termination Fee no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(g) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company or Parent shall fail to pay the Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

Section 7.5 Return of Information. Within ten Business Days following termination of this Agreement in accordance with Section 7.1, Parent shall, and shall cause each of Merger Sub and their respective Affiliates and representatives to, return to the Company, or destroy, all Evaluation Material (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

Section 8.2 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Effective Time and any liability for breach or violation thereof shall terminate absolutely, except for the agreements contained in Article II, Section 5.6, and Article VIII.

Section 8.3 Notices. All notices, demands, waivers and other communications to be given or delivered to any of the Parties under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by reputable overnight courier, transmitted by facsimile (transmission confirmed) or email transmission (that references this Section 8.3 and upon written confirmation of receipt), to the addresses indicated below (unless another address is so specified in writing in accordance with this Section 8.3):

(i)	if to Parent or Merger Sub, to:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Facsimile:	(804) 723-7113
Attention:	Grace R. den Hartog

with a required copy to (which copy shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: (212) 455-2502

Attention:	Mario Ponce
Elizabeth Cooper
Email:	mponce@stblaw.com
ecooper@stblaw.com

(ii)	if to the Company, to:

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, New York 11717

Attention:	Vladimir Kleyman
Facsimile:	(631) 404-3865
Attention:	Vladimir Kleyman

with a required copy to (which copy shall not constitute notice):

Vinson and Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attention:	Michael Swidler
Facsimile:	917-849-5367
Email:	mswidler@velaw.com

Section 8.4 Rules of Construction.

(a) Each of the Parties has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company, Parent or Merger Sub, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in Sections 3.1 and 3.2 merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such disclosure, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto; provided that the disclosure in the Company Disclosure Schedule shall only be an exception to, or disclosure for the purposes of, the first sentence of Section 3.1(g) to the extent specifically referenced on Schedule 3.1(g) of the Company Disclosure Schedule. The Parties hereto agree that any information contained in any part of the Company SEC Filings shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a Person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) disclosed.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items.

(d) All references in this Agreement to Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law, regulation, rule, agreement, certificate or bylaw in this Agreement shall be a reference to such law, regulation, rule, agreement, certificate or bylaw as amended. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Following the Effective Time, the provisions of (a) Section 5.6 shall be enforceable by the Persons referred to therein and their respective heirs and representatives and (b) each holder of Company Common Stock shall be entitled to enforce the provisions of Article II to the extent necessary to receive the Merger Consideration to which such holder is entitled pursuant to Article II. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT

SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

Section 8.8 Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. In the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. No Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of each of the other Parties; provided that each of Parent and Merger Sub may assign, each in its own discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior written consent of the Company, but such assignment shall not relieve Parent or Merger Sub, as the case may be, of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 8.10 shall be void ab initio.

Section 8.11 Joint Liability. Each representation, warranty, covenant and agreement made by any of or both of Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and severally and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

Section 8.12 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.13 Waiver. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

*        *        *         *        *

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

OWENS & MINOR, INC.

By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President & General Counsel

MONGOOSE MERGER SUB INC.

By:	/s/ Grace R. den Hartog
	Name:	Grace R. den Hartog
	Title:	Senior Vice President, General Counsel & Secretary

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ Paul D. Meringolo
	Name:	Paul D. Meringolo
	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT

AND PLAN OF MERGER